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                                                                   EXHIBIT 3.1.1

                           CERTIFICATE OF AMENDMENT OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         SKYSTREAM NETWORKS CORPORATION

        SkyStream Networks Corporation, a corporation organized and existing under the laws of Delaware (the "Company"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

        FIRST. The Certificate of Incorporation of the Company is hereby amended by deleting the first paragraph of ARTICLE FIRST thereof in its present form and substituting therefor a new ARTICLE FIRST in the following form:

            "FIRST. The name of this corporation is SkyStream Networks Inc."

        SECOND. The Certificate of Incorporation of the Company is hereby amended by deleting the first paragraph of ARTICLE FOURTH thereof in its present form and substituting therefor a new first paragraph of ARTICLE FOURTH in the following form:

            "FOURTH. This corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock this corporation shall have authority to issue is 75,000,000, $0.001 par value per share, and the total number of shares of Preferred Stock this corporation shall have authority to issue is 15,313,248, $0.001 par value per share, 6,637,500 of which shares of Preferred Stock shall be designated Series A Preferred Stock ("Series A Preferred"), 3,419,748 of which shares of Preferred Stock shall be designated Series B Preferred Stock ("Series B Preferred") and 5,256,000 of which shares of Preferred Stock shall be designated Series C Preferred Stock ("Series C Preferred").

            Upon the filing of this Certificate of Amendment, each outstanding share of Common Stock of this corporation shall be split up and converted into one and one-half (1.5) shares of Common Stock, each outstanding share of Series A Preferred Stock shall be split up and converted into one and one-half (1.5) shares of Series A Preferred Stock, each share of Series B Preferred Stock shall be split up and converted into one and one-half (1.5) shares of Series B Preferred Stock and each share of Series C Preferred Stock shall be split up and converted into one and one-half (1.5) shares of Series C Preferred Stock. No fractional shares will be issued upon such stock split; any fractional shares will be rounded to the nearest whole share."

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        THIRD. The Certificate of Incorporation of the Company is hereby amended by deleting the Section 1 of ARTICLE FOURTH thereof in its present form and substituting therefor a new Section 1 of ARTICLE FOURTH in the following form:

            "1. Dividends.

            The holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive, when and as declared by the Board of Directors, dividends out of funds legally available therefore, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the rate of $0.0533, $0.15 and $0.33 per share, per annum, respectively. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Preferred Stock has been made."

        FOURTH. The Certificate of Incorporation of the Company is hereby amended by deleting the Section 2(a) of ARTICLE FOURTH thereof in its present form and substituting therefor a new Section 2(a) of ARTICLE FOURTH in the following form:

            "2(a) The holders of the Preferred shall be entitled to receive, prior and in preference to any distribution of any assets or property of the corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.6666 per share for each share of Series A Preferred, $1.50 per share for each share of Series B Preferred or $3.333 per share for each share of Series C Preferred, respectively, then held by them, adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred, Series B Preferred or Series C Preferred, respectively. If the assets and property thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and property of the corporation legally available for distribution shall be distributed ratably according to their respective liquidation preferences among the holders of the Series A Preferred, Series B Preferred and Series C Preferred in proportion to the number of shares of Series A, Series B Preferred and Series C Preferred held by each holder.

             After payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the full amounts to which they shall be entitled as aforesaid, the remaining assets of the corporation available for distribution to the shareholders shall be distributed ratably among the holders of Series A Preferred, Series

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        B Preferred, Series C Preferred and Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred, Series B Preferred and Series C Preferred) until such time as (i) the holders of Series A Preferred shall have received, inclusive of the $0.6666 per share provided for in the immediately prior paragraph, an aggregate of $2.00 per share for each share of Series A Preferred then held by them adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series A Preferred, (ii) the holders of Series B Preferred shall have received, inclusive of the $1.50 per share provided in the immediately prior paragraph, an aggregate of $3.6667 per share for each share of Series B Preferred then held by them adjusted for any combinations, consolidations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series B Preferred and (iii) the holders of Series C Preferred shall have received, inclusive of the $3.333 per share provided in the immediately prior paragraph, an aggregate of $5.00 per share for each share of Series C Preferred then held by them adjusted for any combinations, stock distributions or dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, or recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends, if any, on the Series C Preferred. After payment has been made to the holders of the Series A Preferred of an aggregate of $2.00 per share for each share of Series A Preferred then held by them, to the holders of the Series B Preferred of an aggregate of $3.666 per share for each share of Series B Preferred then held by them and to the holders of the Series C Preferred of an aggregate of $5.00 per share for each share of Series C Preferred then held by them, the remaining assets and property of this corporation legally available for distribution shall be distributed ratably among the holders of Common Stock.

        FIFTH. The Certificate of Incorporation of the Company is hereby amended by deleting the Section 3(b) of ARTICLE FOURTH thereof in its present form and substituting therefor a new Section 3(b)) of ARTICLE FOURTH in the following form:

            "(b) Voting for Directors. At any such time as at least 4,500,000 shares of Preferred Stock are outstanding (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations), the holders of the shares of Preferred Stock voting as a class on an as-converted basis shall be entitled to elect two (2) directors. The holders of Common Stock voting as a separate class shall be entitled to elect one (1) director. The remaining directors shall be elected by the holders of the Preferred Stock and Common Stock voting as provided in
        Section 3(a). At any such time as less than 4,500,000 shares of Preferred Stock are outstanding (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations), then directors shall be elected by the holders of the Preferred Stock and Common Stock voting as provided in Section 3(a). A vacancy on the Board of Directors occurring because of the death, resignation or removal of a director elected by the holders of Preferred Stock

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        voting as a separate class shall be filled by the vote or written consent of the holders of a majority of the Preferred Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of Common Stock voting as a separate class shall be filled by the vote or written consent of the holders of a majority of the Common Stock. Any vacancy occurring because of the death, resignation or removal of a director elected by the holders of the Preferred Stock and Common Stock voting together as a single class shall be filled by the vote or written consent of the holders of a majority of the Preferred Stock and Common Stock voting as provided in Section 3(a). A director may be removed from the Board of Directors with or without cause by the vote or consent of the holders of the outstanding class or series with voting power entitled to elect him in accordance with this
        Section 3(b) and the General Corporation Law of the State of Delaware."

            (c) Cumulative Voting. The holders of Common Stock and the holders of Preferred Stock shall be entitled to cumulative voting rights as to the directors to be elected by each class or the combined classes (as provided in Section 3(b) above), in accordance with the provisions of Section 214 of the General Corporation Law of the State of Delaware.

        SIXTH. The Certificate of Incorporation of the Company is hereby amended by deleting the Section 4(a) of ARTICLE FOURTH thereof in its present form and substituting therefor a new Section 4(a) of ARTICLE FOURTH in the following form:

            "(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Price (as hereinafter defined) per share in effect for the applicable series of Preferred Stock into the per share Conversion Value (as hereinafter defined) of such series.

            The Conversion Price per share of Series A Preferred shall be $0.6666 and the per share Conversion Value of Series A Preferred shall be $0.6666. The Conversion Price per share of Series B Preferred shall be $1.50 and the per share Conversion Value of Series B Preferred shall be $1.50. The Conversion Price per share of Series C Preferred shall be $3.333 and the per share Conversion Value of Series C Preferred shall be $3.333. The Conversion Price of Series A, Series B and Series C Preferred shall be subject to adjustment from time to time as provided below. The number of shares of Common Stock to which a share of Preferred is convertible is hereinafter referred to as the Conversion Rate of such share.

        SEVENTH. The Certificate of Incorporation of the Company is hereby amended by deleting the Section 4(b) of ARTICLE FOURTH thereof in its present form and substituting therefor a new Section 4(b) of ARTICLE FOURTH in the following form:

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            (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate upon the earlier of (i) the date specified by written consent or agreement of the holders of a majority of the then-outstanding Preferred Stock (on an as-converted basis) or (ii) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation with an aggregate per share offering price to the public of not less than Five Dollars and 00 Cents ($5.00) (as adjusted for combinations, consolidations, stock distributions or dividends, or recapitalizations) and an aggregate offering price of not less than Fifteen Million Dollars ($15,000,000). In the event of the automatic conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

        EIGHTH: The amendment of the Certificate of Incorporation of the Company set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Company having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to its stockholders for approval and (b) the stockholders of the Company having duly adopted such amendment by written consent.

        IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by James D. Olson, its President and Chief Executive Officer, and attested by Susan Ketcham, its Secretary, this ________ day of February, 2000.


                                            SKYSTREAM NETWORKS CORPORATION



                                      By
                                          -------------------------------------
                                          James D. Olson
                                          President and Chief Executive Officer


ATTEST:



--------------------------------
Susan Ketcham
President


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